Exhibit 99.3

Lyell Immunopharma, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

Summary of Transaction
On October 31, 2024 (the “Closing Date”), Lyell Immunopharma, Inc., a Delaware corporation (the “Company” or “Lyell”), completed its previously announced acquisition (the “Acquisition”) of ImmPACT Bio USA Inc., a Delaware corporation (“ImmPACT”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2024, by and among the Company, ImmPACT, Inspire Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), and WT Representative LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of ImmPACT securityholders.
Pursuant to the terms of the Merger Agreement, on the Closing Date, the Company acquired all of the outstanding equity interests of ImmPACT in exchange for an upfront payment of $30.0 million in cash (as adjusted by approximately $12.0 million for ImmPACT’s existing cash balance) and 37.5 million shares of the Company’s common stock, par value $0.0001 (“Company Common Stock”). The acquisition was effected via a merger whereby Merger Sub merged with and into ImmPACT (the “Merger”), with ImmPACT surviving the merger as an indirect, wholly-owned subsidiary of the Company. Contingent consideration payable following the Closing Date includes (a) additional equity consideration of 12.5 million shares of Company Common Stock that may be earned upon the achievement of the earlier to occur of (i) the demonstration of certain clinical milestones or (ii) the receipt of certain regulatory approvals, and (b) a low single-digit royalty on future net sales of the dual-targeting CD19/20 CAR T‑cell product in the United States.
The foregoing description of the Acquisition is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K on October 24, 2024.
Pro Forma Information
The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 are based on the historical financial statements of the Company and ImmPACT after giving effect to the Acquisition and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 is presented as if the Acquisition had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 are presented as if the Acquisition had occurred on January 1, 2023.
The unaudited pro forma condensed combined financial information have been prepared for informational purposes only and are not necessarily indicative of what the Company’s condensed financial position or results of operations would have been had the Acquisition been consummated on or prior to September 30, 2024. In addition, the unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of the Company.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by management, described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of ImmPACT into the Company, does not purport to represent the actual results of operations that the Company and ImmPACT would have achieved had the Acquisition closed during the periods presented, and is not intended to project the future results of operations that the combined company may achieve after the Acquisition.
The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, and the preliminary value of the consideration transferred. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material.
The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto and other financial information pertaining to the

Exhibit 99.3

Company contained in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commissions (“SEC”) on February 28, 2024; the Company’s historical condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the SEC on November 7, 2024; the historical audited financial statements of ImmPACT as of and for the year ended December 31, 2023 included in Exhibit 99.1 to this Form 8-K/A; and the historical unaudited financial statements of ImmPACT as of and for the nine months ended September 30, 2024 included in Exhibit 99.2 to this Form 8-K/A.

Exhibit 99.3

Lyell Immunopharma, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2024
(in thousands)

	Lyell Historical	ImmPACT Historical	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$100,299	$23,076	$(44,878)	(A)	$78,497
Marketable securities	340,248	—	—		340,248
Prepaid expenses and other current assets	9,498	1,322	—		10,820
Restricted cash	—	410	—		410
Total current assets	450,045	24,808	(44,878)		429,975
Restricted cash, non-current	288	988	—		1,276
Marketable securities, non-current	20,112	—	—		20,112
Other investments	19,000	—	—		19,000
Property and equipment, net	88,047	6,335	(1,622)	(B)	92,760
Operating lease right-of-use assets	36,662	6,632	(4,598)	(C)	38,696
Other non-current assets	5,061	459	—		5,520
Intangible assets	—	—	1,372	(D)	1,372
Total assets	$619,215	$39,222	$(49,726)		$608,711

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,596	$5,275	$—		$8,871
Accrued liabilities and other current liabilities	29,009	11,539	5,415	(E)	45,963
Success payment liabilities	907	—	—		907
Total current liabilities	33,512	16,814	5,415		55,741
Operating lease liabilities, non-current	51,441	1,632	—		53,073
Other non-current liabilities	3,565	—	—		3,565
Equity milestone liability	—	—	11,404	(F)	11,404
Total liabilities	88,518	18,446	16,819		123,783
Temporary equity:
Legacy ImmPACT convertible preferred stock	—	173,169	(173,169)	(G)	—
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	26	—	4	(H)	30
Legacy ImmPACT common stock	—	—	—		—
Additional paid-in capital	1,683,082	45,437	(9,440)	(I)	1,719,079
Accumulated deficit	(1,153,171)	(197,830)	116,060	(J)	(1,234,941)
Accumulated other comprehensive income	760	—	—		760
Total stockholders’ equity (deficit)	530,697	(152,393)	106,624		484,928
Total liabilities, convertible preferred stock and stockholders’ equity	$619,215	$39,222	$(49,726)		$608,711
See the accompanying Notes.

Exhibit 99.3

Lyell Immunopharma, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2024
(in thousands, except per share amounts)

	Lyell Historical	ImmPACT Historical	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenue	$50	$—	$—		$50
Operating expenses:
Research and development	122,935	45,996	(2,704)	(AA)	166,227
General and administrative	37,519	16,995	(2,840)	(BB)	51,674
Other operating income, net	(2,796)	—	—		(2,796)
Total operating expenses	157,658	62,991	(5,544)		215,105
Loss from operations	(157,608)	(62,991)	5,544		(215,055)
Interest income, net	19,148	1,250	—		20,398
Other income, net	402	707	—		1,109
Impairment of other investments	(13,001)	—	—		(13,001)
Total other income, net	6,549	1,957	—		8,506
Net loss	$(151,059)	$(61,034)	$5,544		$(206,549)

Net loss per common share, basic and diluted	$(0.59)				$(0.71)
Weighted-average shares used to compute net loss per common share, basic and diluted	255,323		37,500	(CC)	292,823
See the accompanying Notes.

Exhibit 99.3

Lyell Immunopharma, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2023
(in thousands, except per share amounts)

	Lyell Historical	ImmPACT Historical	Pro Forma Adjustments	Note 3	Pro Forma Combined
Revenue	$130	$—	$—		$130
Operating expenses:
Acquired in-process research and development	—	—	81,770	(DD)	81,770
Research and development	182,945	43,980	(3,288)	(EE)	223,637
General and administrative	66,983	18,856	(3,943)	(FF)	81,896
Other operating income, net	(2,790)	—	—		(2,790)
Total operating expenses	247,138	62,836	74,539		384,513
Loss from operations	(247,008)	(62,836)	(74,539)		(384,383)
Interest income, net	23,453	2,841	—		26,294
Other income, net	1,846	1,091	—		2,937
Impairment of other investments	(12,923)	—	—		(12,923)
Total other income, net	12,376	3,932	—		16,308
Net loss	$(234,632)	$(58,904)	$(74,539)		$(368,075)

Net loss per common share, basic and diluted	$(0.93)				$(1.28)
Weighted-average shares used to compute net loss per common share, basic and diluted	250,983		37,500	(GG)	288,483
See the accompanying Notes.

Exhibit 99.3

Lyell Immunopharma, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Summary of Transaction and Basis of Presentation
Summary of Transaction
On October 31, 2024 (the “Closing Date”), Lyell Immunopharma, Inc., a Delaware corporation (“Lyell” or the “Company”), completed its previously announced acquisition (the “Acquisition”) of ImmPACT Bio USA Inc., a Delaware corporation (“ImmPACT”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2024, by and among the Company, ImmPACT, Inspire Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company, and WT Representative LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of ImmPACT security holders.
The foregoing description of the Acquisition is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed was Exhibit 2.1 to the Company’s Current Report on Form 8-K on October 24, 2024.
Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, Regulation S-X, as amended. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after the consummation of the Acquisition and related transactions. The financial statements included in the unaudited pro forma condensed combined financial information have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The proforma information have been prepared with the expectation that the acquisition of ImmPACT being accounted for as an asset acquisition, with the Company treated as the accounting acquirer. To determine the accounting for this transaction under U.S. GAAP, a Company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, the Company first evaluated an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. The Company concluded that substantially all of the fair value of the gross assets being acquired is concentrated within ImmPACT’s in-process research and development (“IPR&D”), specifically IMPT-314. Accordingly, the transaction is expected to be treated as an asset acquisition.
Under the asset acquisition method of accounting, consideration is allocated to the assets acquired on a relative fair value basis, no goodwill is recorded, and all direct acquisition costs are included in the total consideration transferred. Any acquired IPR&D with no future alternative use is expensed at the closing of the Acquisition.
The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflecting the consummation of the Acquisition and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised when the final purchase price has been determined, detailed valuations and other calculations deemed necessary have been completed. Therefore, when the actual amounts are recorded, they may differ materially from the information presented in this unaudited condensed combined pro forma information.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, anticipated synergies, operating efficiencies, tax savings, or other savings or expenses that may be associated with the integration of the two companies and does not claim to represent the actual results of operations that the Company and ImmPACT would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Acquisition.

Exhibit 99.3

2. Preliminary Purchase Consideration and Allocation
Purchase Consideration
The estimated fair value of the consideration transferred, inclusive of the transaction costs incurred by the Company in connection with the asset acquisition is approximately $93.7 million, and is comprised of the following components (in thousands):

Cash consideration	$42,113
Fair value of Common Stock Consideration	36,000
Fair value of Equity Milestone Payment	11,404
Estimated direct transaction costs	4,215
Total purchase consideration	$93,732
The preliminary fair value of the consideration transferred was calculated based on the following assumptions:
•Cash consideration: Represents the amount of cash paid, inclusive of $0.2 million paid to the sellers’ representative, by the Company on the Closing Date pursuant to the terms of the Merger Agreement.
•Common Stock Consideration (the “Common Stock Consideration”): Issuance of 37.5 million shares of the Company’s common stock issued to the pre-Merger equity holders of ImmPACT. The fair value per share was determined based on the closing stock price of the Company’s common stock on the Nasdaq Global Market on October 31, 2024, which was $0.96 per share.
•Fair value of Equity Milestone Payment: Pursuant to the terms of the Merger Agreement, the Company will issue 12.5 million additional shares of the Company’s common stock (the “Equity Milestone Payment”) to be earned upon achievement of certain milestones, as described on the Merger Agreement. The fair value of Equity Milestone Payment was derived based on certain valuation inputs, including the closing share price of Lyell common stock on October 31, 2024 and the probability of meeting the milestone. Pursuant to the terms of the Merger Agreement, the Company has a right to offset and cause the sellers to forfeit shares underlying the Equity Milestone Payment against certain indemnification claims and indemnifiable losses. As a result of this provision, the number of shares underlying the Equity Milestone Payment is not fixed and the Company has concluded that the arrangement is not indexed to the Company’s own equity pursuant to guidance in ASC 815-40. Accordingly, the Company has concluded that the Equity Milestone Payment is classified as a liability, subject to be remeasured at fair value at each reporting date with changes in fair value reported in earnings until the liability is settled in accordance with the terms of the Merger Agreement.
•Estimated direct transaction costs: Represents the estimated transaction costs, primarily legal and advisory services, incurred by the Company through the closing of the transaction. The Company had incurred approximately $0.1 million as of September 30, 2024, with the remaining estimated transaction expenses of $4.1 million incurred subsequent to September 30, 2024. Because the transaction costs are a component of the total cost of the acquisition and allocated amongst acquired assets instead of directly expensed, the estimated transaction costs are reflected as an adjustment in the unaudited pro forma condensed combined balance sheet without a corresponding adjustment to the unaudited pro forma condensed combined statement of operations.
The Company is also contingently obligated to make certain royalty payments, commencing on the first commercial sale of applicable IMPT-314 product in the United States. The Company will only recognize such payments when such amounts become due and payable and any potential value relating to the royalty payments is excluded from the table above.

Exhibit 99.3

Purchase Price Allocation
Fair value of the net assets acquired based upon the net assets as of September 30, 2024, are as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$20,310
Prepaid expenses and other current assets	1,322
Restricted cash, current	410
Property and equipment, net	4,713
Operating lease right-of-use assets	2,034
Restricted cash	988
Other non-current assets	459
Acquired IPR&D	81,770
Assembled workforce	1,372
Total assets acquired	$113,378
Liabilities assumed:
Accounts payable	$5,275
Accrued liabilities and other current liabilities	12,739
Operating lease liabilities, non-current	1,632
Total liabilities assumed	$19,646
Net assets acquired	$93,732
The allocation of the estimated purchase consideration is based on a preliminary estimate of the fair value of the assets acquired and liabilities assumed as of the closing date of the Transaction.
The Company has preliminarily concluded that the useful life of the assembled workforce intangible asset is one year, and the amortization of the intangible asset is reflected as an adjustment to research and development expenses and general and administrative expenses in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.
These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information.
3. Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained in the Merger Agreement and other related agreements.

Exhibit 99.3

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024, are as follows (in thousands):
(A)     Reflects adjustments to cash and cash equivalents, for payments made or received by the Company as part of the Acquisition, estimated as follows:

Cash paid to purchase ImmPACT pursuant to the terms of the Merger Agreement	$(42,113)
Cash paid by the acquiree for transaction expenses and bonuses(1)	(2,765)
Total adjustment	$(44,878)
(1) At closing, certain transaction expenses and bonuses were paid by ImmPACT, resulting in a reduction in the amount of acquired cash. The amounts reflected in the table above solely relate to the ImmPACT’s transaction expenses. The transaction expenses and bonuses were determined to be primarily for the benefit of pre-closing ImmPACT and would not be recognized as post-combination expense by the Company. Additionally, approximately $1.2 million of ImmPACT transaction bonuses were paid subsequent to closing. Such accrued and unpaid transaction bonuses are reflected as an increase to accrued liabilities and other current liabilities in Note 3 (E).
(B)     Reflects the adjustment for property and equipment, net to their allocated value:

Eliminate ImmPACT's historical property and equipment, net	$(6,335)
Allocated fair value of ImmPACT's property and equipment, net	4,713
Total adjustment	$(1,622)
(C)     Reflects the adjustment for operating lease right-of-use assets to their allocated value:

Eliminate ImmPACT's historical operating lease right-of-use assets including tenant improvements	$(6,632)
Allocated fair value of ImmPACT's operating lease right-of-use assets	2,034
Total adjustment	$(4,598)
(D)     Reflects the adjustment for the relative fair value allocation of the acquired assembled workforce of approximately $1.4 million. Because the IPR&D asset does not have a future alternative use, the consideration allocated to the IPR&D of approximately $81.8 million is reflected as a one-time adjustment in accumulated deficit in Note 3 (J).
(E)     Reflects adjustments of approximately $4.2 million of acquisition-related expenses incurred by the Company subsequent to September 30, 2024, and $1.2 million of assumed ImmPACT transaction bonuses unpaid as of September 30, 2024.
(F)     Reflects adjustment to record fair value of the Equity Milestone Payment consideration.
(G)     Reflects adjustment to eliminate ImmPACT's historical equity balances.
(H)     Reflects adjustment to record par value of common stock issued as consideration.
(I)     Reflects the adjustment to additional paid-in capital, as follows:

Elimination of ImmPACT's historical additional paid-in capital	$(45,437)
To record fair value in excess of par for common stock issued as consideration	35,997
Total adjustment	$(9,440)

Exhibit 99.3

(J)     Reflects the adjustment to accumulated deficit as follows:

Elimination of ImmPACT's historical accumulated deficit	$197,830
Expensing of IPR&D asset due to no alternative future use	(81,770)
Total adjustment	$116,060
The Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for nine months ended September 30, 2024, are as follows:
(AA)      The adjustment to research and development expense consists of the following:

To record the impact of the cancelled ImmPACT stock-based awards in exchange for rights to receive Per Share Additional Consideration	$(2,151)
To record additional depreciation based on the Company’s accounting policy for useful lives	221
To eliminate amortization expense of ImmPACT tenant improvements	(774)
Total adjustment	$(2,704)
(BB)     The adjustment to general and administrative expense consists of the following:

To record the impact of the cancelled ImmPACT stock-based awards in exchange for rights to receive Per Share Additional Consideration	$(2,704)
To record additional depreciation based on the Company's accounting policy for useful lives	17
To eliminate amortization expense of ImmPACT tenant improvements	(153)
Total adjustment	$(2,840)
(CC)     As part of the Acquisition, the Company issued to ImmPACT security holders approximately 37.5 million shares of the Company’s Common Stock.
Given the Company’s and ImmPACT’s history of net losses and full valuation allowances, Lyell management estimated an annual effective income tax rate of 0.0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statement of operations resulted in no additional income tax adjustments.

Exhibit 99.3

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023:
(DD)     As part of the Merger the Company expensed the full amount of the acquired in-process research and development asset.
(EE)     The adjustment to research and development expense consists of the following:

To record amortization expense based on the preliminary estimates of fair value for the acquired intangible assets	$1,183
To record the impact of the cancelled ImmPACT stock-based awards in exchange for rights to receive Per Share Additional Consideration	(3,934)
To record additional depreciation based on the Company's accounting policy for useful lives	495
To eliminate amortization expense of ImmPACT tenant improvements	(1,032)
Total adjustment	$(3,288)
(FF)     The adjustment to general and administrative expense consists of the following:

To record amortization expense based on the preliminary estimates of fair value for the acquired intangible assets	$189
To record the impact of the cancelled ImmPACT stock-based awards in exchange for rights to receive Per Share Additional Consideration	(3,965)
To record additional depreciation based on the Company's accounting policy for useful lives	37
To eliminate amortization expense of ImmPACT tenant improvements	(204)
Total adjustment	$(3,943)
(GG)     As part of the Merger, the Company issued to ImmPACT securityholders approximately 37.5 million shares of the Company’s Common Stock.
Given the Company’s and ImmPACT’s history of net losses and full valuation allowances, Lyell management estimated an annual effective income tax rate of 0.0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statement of operations resulted in no additional income tax adjustments.
4. Pro Forma Net Loss Per Share
For the unaudited pro forma condensed combined statements of operations, the Merger and related transactions are being reflected as if such transactions had occurred as of January 1, 2023. The weighted average shares outstanding for the pro forma basic and diluted net loss per share assumes that the shares issuable relating to the Lyell and related transactions have been outstanding for the entire year ended December 31, 2023.
The unaudited pro forma condensed combined financial information has been prepared for nine months ended September 30, 2024, and for the year ended December 31, 2023 (in thousands, except per share amounts):

Exhibit 99.3

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
Pro forma net loss	$(206,549)	$(368,075)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	292,823	288,483
Pro forma net loss per share, basic and diluted	$(0.71)	$(1.28)

Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted:
Lyell historical weighted-average shares outstanding	255,323	250,983
Shares issued in connection with the Acquisition	37,500	37,500
Total weighted-average shares outstanding used to compute pro forma net loss, basic and diluted	292,823	288,483
The following outstanding shares of Lyell common stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the periods below (in thousands):

	Nine Months ended September 30, 2024	Year Ended December 31, 2023
Stock options owned by Lyell employees, including shares subject to its employee stock purchase plan	45,359	55,597
Unvested performance-based restricted stock units	2,703	—
Unvested restricted stock units	4,429	2,073
Shares of the Company’s common stock underlying the Equity Milestone Payment	12,500	12,500
Total	64,991	70,170